This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated December 15, 1997 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Salomon Smith Barney or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                  Notice of Offer to Purchase for Cash
                    6,347,241 Shares of Common Stock
      (including the associated Preferred Stock Purchase Rights)
                                  of
                      Pacific Scientific Company
                                  at
                         $20.50 Net Per Share
                                  by
                         Torque Corporation,
                     a wholly owned subsidiary of
                        Kollmorgen Corporation

    Torque Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Kollmorgen Corporation, a New York corporation ("Kollmorgen"), hereby offers to purchase 6,347,241 shares of common stock, par value $1.00 per share (the "Common Stock"), of Pacific Scientific Company, a California corporation ("Pacific Scientific"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Shareholder Protection Agreement, dated as of November 7, 1988, as amended (the "Rights Agreement"), between Pacific Scientific and Manufacturers Hanover Trust Company, as successor Rights Agent (the "Rights Agent"), or such greater or lesser number of Shares as would constitute a majority of the outstanding Shares on a fully diluted basis (such number of Shares being the "Minimum Number") at a price of $20.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 15, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

    Unless the context otherwise requires, all references to Rights shall include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Unless the Rights are redeemed prior to the Expiration Date (as defined below), holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Unless and until the Separation Time (as defined in the Offer to Purchase) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Separation Time does not occur prior to the Expiration Date, a tender of shares of Common Stock will constitute a tender of the associated Rights. If the Separation Time has occurred, certificates representing a number of Rights equal to the number of shares of Common Stock being tendered must be delivered to the Depositary (as defined herein) in order for such shares of Common Stock to be validly tendered.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 14, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE MINIMUM NUMBER OF SHARES, (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, (3) KOLLMORGEN AND PURCHASER HAVING OBTAINED, PRIOR TO THE EXPIRATION OF THE OFFER, ON TERMS SATISFACTORY TO KOLLMORGEN IN ITS SOLE DISCRETION, SUFFICIENT FINANCING TO ENABLE CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER DESCRIBED BELOW, (4) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN REDEEMED OR INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (5) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE OFFER AND THE PROPOSED MERGER HAVE BEEN APPROVED FOR PURPOSES OF ARTICLE FIFTH OF PACIFIC SCIENTIFIC'S ARTICLES OF INCORPORATION (IF NECESSARY) OR ARTICLE FIFTH OF PACIFIC SCIENTIFIC'S ARTICLES OF INCORPORATION HAS BEEN INVALIDATED OR IS OTHERWISE SATISFIED WITH RESPECT TO THE OFFER AND PROPOSED MERGER AND (6) THE APPROVAL BY KOLLMORGEN'S SHAREHOLDERS OF THE ISSUANCE OF COMMON STOCK, PAR VALUE $2.50 PER SHARE, OF KOLLMORGEN ("KOLLMORGEN COMMON STOCK") IN THE PROPOSED MERGER. THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THE OFFER TO PURCHASE.

    The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, Pacific Scientific. Kollmorgen is seeking to negotiate with Pacific Scientific a definitive merger agreement pursuant to which Pacific Scientific would, as soon as practicable following consummation of the Offer, consummate a merger or similar business combination with Kollmorgen, Purchaser or another direct or indirect subsidiary of Kollmorgen (the "Proposed Merger"). At the effective time of the Proposed Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and Shares owned by Kollmorgen, Purchaser or any other direct or indirect wholly owned subsidiary of Kollmorgen and Shares held by shareholders who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights, if any, under California law) would be converted into the right to receive $20.50 of Kollmorgen Common Stock. The exact number of shares of Kollmorgen Common Stock into which each Share will be converted in the Proposed Merger shall be determined by dividing $20.50 by the average, over the twenty consecutive trading days ending five days prior to the meeting of the shareholders of Pacific Scientific called for the purpose of voting on the Proposed Merger, of the daily average of the high and low per share sales price of Kollmorgen Common Stock (weighted by sales volume). In the event that such average during such period is less than $15.19 or greater than $18.56, the exchange ratio would be fixed at 1.350 shares of Kollmorgen Common Stock or 1.104 shares of Kollmorgen Common Stock, respectively, per Share.

    Kollmorgen intends to solicit the consent of Pacific Scientific's shareholders to take action by written consent to call a special meeting in order to, among other things, remove from office the entire Pacific Scientific Board of Directors (the "Pacific Scientific Board") and fill the newly created vacancies on the Pacific Scientific Board by electing six persons nominated by Kollmorgen to the Pacific Scientific Board, who are expected to take such actions, subject to their fiduciary duties under applicable law, as may be necessary to consummate the Offer and the Proposed Merger.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to Harris Trust Company of New York (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") and, if the Rights are at such time separately traded, certificates representing the Rights associated with the shares of Common Stock (the "Rights Certificates") or timely confirmation of a book-entry transfer of such Shares (and Rights, if applicable) into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 ("Acceptance for Payment and Payment for Shares") of the Offer to Purchase) pursuant to the procedures set forth in Section 3 ("Procedures for Accepting the Offer and Tendering Shares") of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 ("Acceptance for Payment and Payment for Shares") of the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

    Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in
Section 14 ("Certain Conditions of the Offer") of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering shareholders to withdraw their Shares.

    The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, January 14, 1998, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

    If more than the Minimum Number of Shares shall be validly tendered and not withdrawn prior to the Expiration Date, Purchaser will, upon the terms and subject to the conditions of the Offer, purchase the Minimum Number of Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered and not withdrawn prior to the Expiration Date. Because of the difficulty of determining the precise number of Shares validly tendered and not withdrawn, if proration is required, Purchaser does not expect to be able to announce the final proration factor until approximately five New York Stock Exchange, Inc. trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders of Pacific Scientific may obtain such preliminary information from the Information Agent, and may be able to obtain such information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 midnight, New York City time, on Wednesday, January 14, 1998 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, February 12, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 ("Procedures for Accepting the Offer and Tendering Shares") of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 ("Procedures for Accepting the Offer and Tendering Shares") of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    A request is being made to Pacific Scientific for the use of Pacific Scientific's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by Pacific Scientific with such request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Pacific Scientific's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency's security position listing.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                    GEORGESON
                                 & COMPANY INC.

                                Wall Street Plaza
                            New York, New York  10005
                 Banks and Brokers call collect: (212) 440-9800
                    ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:

                               SALOMON SMITH BARNEY

                             Seven World Trade Center
                             New York, New York  10048
                                  (888) 746-7939


    Salomon Brothers Inc, doing business as Salomon Smith Barney, is acting as Dealer Manager in connection with the Offer. Salomon Smith Barney is a service mark of Smith Barney Inc. Salomon Brothers Inc and Smith Barney Inc. are affiliated but separately registered broker/dealers under common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holding Inc. have been licensed to use the Salomon Smith Barney service mark.


December 15, 1997